Exhibit 3.1

COMMONWEALTH REIT

ARTICLES SUPPLEMENTARY

Commonwealth REIT, a Maryland real estate investment trust (the “Trust”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:                                      Pursuant to Section 3-802(d) of the Maryland General Corporation Law (“MGCL”), as applicable to Maryland real estate investment trusts, by resolution of its board of trustees (the “Board of Trustees”) duly adopted at a meeting duly held and convened on December 22, 2013, at which a quorum of the Board of Trustees was present, the Board of Trustees elected for the Trust to not be subject to Section 3-803 of the MGCL.  Consistent with the election to not be subject to Section 3-803 of the MGCL, the classes in which the Board of Trustees were staggered pursuant to the Trust’s election to be subject to Section 3-803 of the MGCL are hereby dissolved and the Board of Trustees shall revert back to the groups set forth in the Trust’s Declaration of Trust existing prior to the Board of Trustee’s election on April 12, 2013 and the filing of the related Articles Supplementary on April 15, 2013.

SECOND:                       The undersigned President of the Trust acknowledges these Articles Supplementary to be the corporate act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President of the Trust acknowledges that, to the best of that President’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 22nd day of December, 2013.

ATTEST:	COMMONWEALTH REIT

/s/ Jennifer B. Clark	By:	/s/ Adam D. Portnoy	(SEAL)
Jennifer B. Clark, Secretary		Adam D. Portnoy, President